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                                                                     EXHIBIT 5.1

                                 _________, 2001


Financial Industries Corporation
6500 River Place Blvd., Building One
Austin, Texas  78730

Ladies and Gentlemen:

         I have acted as Special Counsel to Financial Industries Corporation, a Texas corporation (the "Company"), in connection with the preparation and filing of the Registration Statement of the Company on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares of common stock, par value $0.20 per share (the "Common Stock"), of the Company to be issued (the "Share Issuance") to shareholders of Intercontinental Life Corporation, a Texas corporation ("ILCO"), pursuant to the terms of the Agreement and Plan of Merger, dated as of January 17, 2001 (the "Merger Agreement"), by and among the Company, ILCO Acquisition Company, a Texas corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and ILCO, pursuant to which Merger Sub will merge (the "Merger") with and into ILCO, with ILCO surviving the Merger as a wholly-owned subsidiary of the Company.

         In so acting, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, including the joint proxy statement and prospectus contained therein (the "Proxy Statement"), the Merger Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

         Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that, subject to the approval of (i) the Share Issuance and (ii) the amendment to the Company's articles of incorporation to increase the number of authorized shares of the Company's Common Stock from 10,000,000 to 25,000,000, by the Company's shareholders at the Special Meeting of Shareholders of the Company scheduled to be held on ___________, 2001, the shares of Common Stock to be issued pursuant to the Merger Agreement and registered pursuant to the Registration Statement have been duly authorized and, when issued as contemplated by the Merger Agreement, will be validly issued, fully paid and nonassessable.

         The opinion expressed herein is limited to the corporate laws of the State of Texas, and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "LEGAL MATTERS" in the Proxy Statement, without admitting that I am an "expert" under the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement.

                                                Very truly yours,


                                                Sheryl Kinlaw
                                                Special Counsel to the Company